Exhibit 99.1

June 27, 2006	MEDIA CONTACT:	Peter Sheffield
	Phone:	980/373-4503
	24-Hour:	704/382-8333

	ANALYST CONTACT:	Julie Dill
	Phone:	980/373-4332

Duke Energy Announces Sale of Commercial
Marketing and Trading Business to Fortis

CHARLOTTE, N.C. — Duke Energy today announced it has reached an agreement to sell its commercial marketing and trading business to Fortis, the Benelux-based financial services group, for the base purchase price of approximately US$210 million. In addition, Fortis will pay an amount equal to the value of the portfolio of contracts and net working capital associated with the business.

Both the portfolio value and net working capital will be determined at closing and are subject to market and operating changes up until that time. Duke Energy expects pre-tax cash proceeds from the sale to be at least US$350 million. As a result of this transaction, Duke Energy’s ongoing earnings per share are expected to be reduced by $0.03 to $0.05 cents from previously anticipated levels.

Under the agreement, Fortis will buy Cinergy Marketing and Trading, LP, and Cinergy Canada, Inc., as well as associated contracts managed by these companies. The sale is subject to Federal Energy Regulatory Commission and Federal Reserve Board approval, as well as Canadian regulatory approvals, and is anticipated to close in approximately 90 days.

“The decision to exit the commercial marketing and trading business is another step in our ongoing effort to restructure the risk profile of Duke Energy and to focus our attention on businesses that can be expected to contribute steady, stable earnings and dividend growth,” said James E. Rogers, president and chief executive officer. “We are pleased to have reached an agreement with Fortis that is a real win-win for both companies.”

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Duke Energy will continue the power, gas and coal marketing and trading operations which optimize its portfolio of wholesale power generation assets, consisting of approximately 8,700 megawatts, located primarily in the Midwestern United States.

Fortis is an international financial services provider engaged in banking and insurance. Fortis offers its personal, business and institutional customers a comprehensive package of products and services through its own channels, in collaboration with intermediaries and through other distribution partners. With a market capitalization of EUR 37 billion (31/05/2006), Fortis ranks among the 20 largest financial institutions in Europe. Its sound solvency position, presence in 50 countries and dedicated, professional workforce of 58,000 enable Fortis to combine global strength with local flexibility and provide its clients with optimum support. More information is available on www.fortis.com.

Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in the Americas. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: http://www.duke-energy.com.

Non-Gaap Financial Measures
Duke Energy’s management uses ongoing earnings, which is a non-GAAP financial measure as it represents earnings from continuing operations plus any discontinued operations from its Crescent Resources real estate unit, adjusted for the impact of special items, as a measure to evaluate operations of the company.

Special items represent certain charges and credits which management believes will not be recurring on a regular basis. Management believes that the discussion of ongoing earnings provides useful information to investors, as it allows them to more accurately compare the company’s ongoing performance across periods. In 2006, ongoing earnings will be used as the basis for employee incentive bonuses. The most directly comparable GAAP measure for ongoing earnings is reported earnings from continuing operations, which includes the impact of special items. Due to the forward-looking nature of ongoing earnings for future periods, the company is unable to forecast the impact of the strategic decision to exit the marketing and trading operation on reported earnings as the company is unable to forecast any special items for future periods that might result from this decision.

Forward-Looking Statements
This document includes statements that do not directly or exclusively relate to historical facts. Such statements may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. The forward-looking statements reflect management’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements included in this document. These risks and uncertainties include, among other things, state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed at and degree to which competition enters the electric and natural gas industries; the outcomes of litigation and regulatory investigations, proceedings or inquiries; the weather and other natural phenomena; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including any potential effects arising from terrorist attacks and any consequential hostilities or other hostilities; changes in environmental and other laws and regulations to which Duke Energy and its subsidiaries are subject or other external factors over which Duke Energy has no control; the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; the amount of collateral required to be posted from time to time in Duke Energy’s transactions; competition and regulatory limitations affecting the success of Duke Energy’s divestiture plans, including the prices at which Duke Energy is able to sell its assets; the performance of electric generation, pipeline and natural gas processing facilities; the extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding natural gas and electric markets; conditions of the capital markets and equity markets during the periods covered by the forward-looking statements; and opportunities for Duke Energy’s business units, including the timing and success of efforts to develop domestic and international power, pipeline, gathering, liquefied natural gas, processing and other infrastructure projects. Additional factors that may affect the future results of Duke Energy are set forth in the Duke Power Company LLC and Cinergy Corp. filings with the Securities and Exchange Commission (“SEC”), which are available at www.duke-energy.com/investors/. Duke Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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